UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2020

Predictive Oncology Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-36790	33-1007393
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2915 Commers Drive, Suite 900 Eagan, Minnesota	55121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (651) 389-4800

Former Name or Former Address, if Changed Since Last Report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	POAI	Nasdaq Capital Market

Item 1.01	Entry into a Material Definitive Agreement.

Effective as of January 31, 2020 (the “Effective Date”), Predictive Oncology Inc. (the “Company”) and Carl Schwartz entered into an Exchange Agreement (the “Exchange Agreement”) with respect to two Company notes held by Dr. Schwartz.

Background. From November 30, 2018 through July 15, 2019, Dr. Schwartz made numerous loans to the Company in the total amount of $1,920,000 under two promissory notes: (1) the Second Amended and Restated Promissory Note dated February 6, 2019 in the principal amount of $1,620,000 (the “First Note”); and (ii) the Amended and Restated Promissory Note dated July 15, 2019 in the principal amount of $315,000 (the “Second Note, and together with the First Note, the “Existing Notes”). The principal amount of the Second Note includes a $15,000 premium in connection with an extension of the maturity date from September 30, 2019 to December 31, 2019. In connection with the loan evidenced by the First Note, the Company also issued a stock purchase warrant to Dr. Schwartz (the “Warrant”). Immediately before the Effective Date, the Warrant covered 97,313 shares of common stock at exercise prices ranging from $7.04 to $11.88 per share, and Dr. Schwartz has received additional warrants on a monthly basis at $7.04 per share while the First Note was outstanding.

As of January 2020, the Company was in default under the Second Note, which was due in full on December 31, 2019. The Company also determined that it would not be able to pay the First Note when due in full on February 8, 2020. The Company determined to negotiate a new promissory note under new terms to provide for additional extensions. Management proposed terms to the Audit Committee, which under Nasdaq rules is required to approve the terms of material arrangements between the Company and its officers, directors and major stockholders. Following these negotiations, the Company entered into the Exchange Agreement with Dr. Schwartz and completed the transactions described below. The Audit Committee concluded that the terms of the Exchange Agreement and these transactions were more favorable to the Company than could be obtained from a third party. In reaching this conclusion, the Audit Committee considered that Dr. Schwartz had made the advances and agreed to previous extensions while receiving consideration much less favorable than the terms demanded by third party financing sources. The Audit Committee also concluded that it would not be possible to obtain financing from a third party to refinance this indebtedness on terms reasonably acceptable to the Company. Following the negotiation of the Exchange Agreement and Audit Committee approval, the full Board of Directors approved the Exchange Agreement and these transactions, with Dr. Schwartz abstaining.

Exchange Agreement and Transactions. Pursuant to the Exchange Agreement, Dr. Schwartz delivered the Existing Notes and the Warrant to the Company to be cancelled and in exchange received: (a) a promissory note issued by the Company in the original principal amount of $2,115,000, bearing twelve percent (12%) interest per annum and with a maturity date of September 30, 2020, in the form attached to the Exchange Agreement as Exhibit A (the “New Note”); and (b) a fee of $130,000, payable in the form of 50,000 shares of the Company’s common stock (the “Settlement Shares”) based on a $2.60 closing bid price on the day before the Effective Date, as reported by Nasdaq. In addition, Dr. Schwartz waived any default or breach that did or may have existed under either of the Existing Notes, and agreed that the Company no longer has any obligations under the Existing Notes or the Warrant.

The foregoing description of the Exchange Agreement is qualified in its entirety by reference thereto, which is filed as Exhibit 10.1 to this Current Report, and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure in Item 1.01 is incorporated herein by reference thereto. The Settlement Shares were not registered under the Securities Act of 1933, as amended (the “Securities Act”) at the time of issuance, and therefore may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. For this issuance, the Company relied on the exemption from federal registration under Section 4(a)(2) of the Securities Act and/or Rule 506 promulgated thereunder, based on the Company’s belief that the offer and sale of such securities has not and will not involve a public offering.

Item 9.01.	Financial Statements and Exhibits.

(a)       Not applicable.

(b)       Not applicable.

(c)       Not applicable.

(d)       Exhibits.

Exhibit No.	Description
10.1	Exchange Agreement dated January 31, 2020

10.2	Promissory Note to Carl Schwartz dated January 31, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREDICTIVE ONCOLOGY inc.

By:	/s/ Bob Myers
Name: Bob Myers Title: Chief Financial Officer

Date: February 4, 2020